Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-129912, 333-133797, and 333-147753) pertaining to the Amended and Restated 2000-2002 Share Incentive Plan, the Amended and Restated 2005 Equity Incentive Plan and the Amended and Restated 2005 Non-Employee Directors’ Share Option Plan of our reports dated August 21, 2008, with respect to the consolidated financial statements of VistaPrint Limited, and the effectiveness of internal control over financial reporting of VistaPrint Limited, included in this Annual Report (Form 10-K) for the year ended June 30, 2008.

/s/    Ernst & Young LLP

Boston, Massachusetts

August 25, 2008